Exhibit 99.1

Investor and Financial Contacts:

Agnes Lee

Investor Relations

(760) 603-7208

Life Technologies Announces Third Quarter 2011 Results

Third quarter GAAP revenue of $928 million and non-GAAP revenue of $929 million

Third quarter GAAP earnings per share of $0.52 and non-GAAP earnings per share of $0.94

Free cash flow of $142 million in the third quarter

CARLSBAD, CA, October 25, 2011 – Life Technologies Corporation (NASDAQ: LIFE) today announced results for its third quarter ending September 30, 2011. Non-GAAP revenue for the third quarter was $929 million, an increase of 7 percent over the $869 million reported for the third quarter of 2010. Excluding the impact of currency, revenue growth for the quarter was 4 percent compared to the same period of the prior year.

“We are pleased with our third quarter results. We have seen an improvement in our Greater China business and continue to gain traction with our Ion Torrent products,” said Gregory T. Lucier, Chairman and Chief Executive Officer of Life Technologies. “Although academic government funding pressures are expected to continue in the U.S. and Europe, we are positioning our products and cost structure to succeed in this new environment.”

Analysis of Third Quarter 2011 Results

•	Third quarter non-GAAP 2011 revenue increased 7 percent over the prior year. Revenue growth without the impact from currency was 4 percent.

•

Non-GAAP gross margin in the third quarter was 66.1 percent, approximately 70 basis points lower than the same period of the prior year due to the negative impact from higher instrument sales and lower royalty revenue, partially offset by the positive impact from productivity and price.

•

Non-GAAP operating margin was 29.4 percent in the third quarter, approximately 40 basis points higher than the same period of the prior year. Operating margin improvement was primarily due to the company’s continued focus on operational efficiencies.

•	Third quarter non-GAAP tax rate was 27.1 percent.

•

Diluted weighted shares outstanding were 186.8 million in the third quarter, a decrease of 3.3 million shares over the prior year. The decrease was a result of the continuation of the company’s share repurchase program, partially offset by dilution from employee equity programs. The company has repurchased $100 million or 2.6 million shares in the last 90 days, 1.9 million of which were repurchased within the third quarter.

•

Cash flow from operating activities for the third quarter was $174 million. Third quarter capital expenditures were $32 million, resulting in free cash flow of $142 million. The company ended the quarter with $636 million in cash and short-term investments.

•

The following analysis of diluted earnings per share identifies specific items that affect the comparability of results between periods. Reconciliations between the company’s GAAP and non-GAAP results for the periods reported are presented in the attached tables and on the company’s Investor Relations page at http://ir.lifetechnologies.com.

	Three Months Ending Sept 30
	2011	2010	%
GAAP earnings per share	$0.52	$0.56	(7%	)
Non-cash interest expense (FSP APB14-1)	0.02	0.03
Business integration and other charges	0.08	0.06
Amortization of acquisition related expenses	0.32	0.22

Non-GAAP earnings per share	$0.94	$0.87	8%

Business Highlights:

•

Cell Systems division non-GAAP revenue was $244 million in the third quarter, an increase of 10 percent over the same period last year. Excluding the impact from currency, revenue grew 6 percent year over year. This growth was a result of solid growth across the portfolio, as well as low double digit growth in BioProduction.

•

Molecular Biology Systems division non-GAAP revenue was $426 million, an increase of 3% compared to the prior year. Excluding the impact from currency, revenue for the division was flat to prior year, as a result of the general funding environment.

•	Genetic Systems division non-GAAP revenue was $256 million in the third quarter, an increase of 12 percent over the same period last year. Excluding the impact from currency, revenue increased 8 percent. Strong sales of the Ion Torrent PGMTM and related products, as well as, growth in forensic instrument placements were partially offset by lower sales of the 5500 instrument and consumables.

•

Regional revenue growth rates for the quarter compared to the same quarter of the prior year were as follows: the Americas grew 2 percent, Europe 5 percent, Asia Pacific 14 percent and Japan declined 2 percent.

•	Revenue from orders transacted through Life Technologies’ eCommerce channels grew 8 percent during the quarter. Over 50 percent of all transactions are processed using eCommerce platforms.

Product Highlights:

•	Continuing to build its consumables product portfolio, the company has launched several products that will be used in the research and applied markets. These products include:

–	The launch of the first and only USDA approved Real-Time PCR test to detect Swine Influenza Virus with the VetMAXTM-Gold SIV Detection Kit,

–	The MagMAXTM RNA and DNA Isolation Kits which help scientists to more efficiently and effectively isolate RNA and DNA from cancer tumor tissue samples,

–

Two diagnostic control products were also launched with the AcroMetrix® KRAS FFPE Process Controls and the AcroMetrix® Quantitative Panels, Plasma Controls and CSF Controls. These research use only products monitor the performance of molecular tests across an entire workflow.

•

The company has signed an agreement with GlaxoSmithKline to develop a diagnostic to be used in companion with an innovative cancer therapy which is in phase III clinical trials. For more details, please reference press release dated October 25, 2011.

•

Extending its qPCR franchise, the company announced the QuantStudioTM 12k Flex Real-Time system. This high throughput system can provide up to 110,000 data points in one workday. The instrument can also run digital PCR experiments. For more details, please reference press release dated October 12, 2011.

•

Accelerating the pace of discovery by making research simpler, faster and more accurate, the company announced eight innovative Ion Torrent products including the launch of the Ion AmpliSeqTM Cancer Panel, the Ion Sequencing 200 Kit and the release of a 1 Gb dataset on the new Ion 318TM chip, demonstrating 100x scaling of the platform in under a year. For more details, please reference press release dated October 12, 2011.

Fiscal Year 2011 Outlook

Subject to the risk factors detailed in the Safe Harbor Statement section of this release, the company reiterated its expectations for fiscal year 2011 financial performance. Revenue growth, excluding currency, is expected to be between 2 and 4 percent. This level of revenue growth is expected to result in approximately $3.70 to $3.80 of non-GAAP earnings per share. The company will provide further detail on its business outlook during the webcast today.

Webcast Details

The company will discuss its financial and business results as well as its business outlook on its webcast at 4:30 PM ET today. This webcast will contain forward-looking information. The webcast will include a discussion of “non-GAAP financial measures” as that term is defined in Regulation G. For actual results, the most directly comparable GAAP financial measures and information reconciling these non-GAAP financial measures to the company’s financial results determined in accordance with GAAP, as well as other material financial and statistical information to be discussed on the webcast will be posted at the company’s Investor Relations Web site at http://ir.lifetechnologies.com. The webcast can be accessed through the investor relations page of the Life Technologies’ website at http://ir.lifetechnologies.com/events.cfm. A replay of the webcast will be available on the company’s website through Tuesday, November 15, 2011.

About Life Technologies

Life Technologies Corporation (NASDAQ: LIFE) is a global biotechnology company dedicated to improving the human condition. Our systems, consumables and services enable researchers to accelerate scientific and medical advancements that make life even better. Life Technologies customers do their work across the biological spectrum, working to advance the fields of discovery and translational research, molecular medicine, stem cell-based therapies, food safety and animal health, and 21st century forensics. The company manufactures both molecular diagnostic and research use only products. Life Technologies’ industry-leading brands are found in nearly every life sciences lab in the world and include innovative instrument systems under the Applied Biosystems and Ion Torrent names, as well as, the broadest range of reagents with its Invitrogen, GIBCO, Ambion, Molecular Probes and Taqman products. Life Technologies had sales of $3.6 billion in 2010, has a workforce of approximately 11,000 people, has a presence in approximately 160 countries, and possesses one of the largest intellectual property estates in the life sciences industry, with approximately 3,900 patents and exclusive licenses. For more information on how we are making a difference, please visit our website: http://www.lifetechnologies.com.

Safe Harbor Statement

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and Life Technologies intend that such forward-looking statements be subject to the safe harbor created thereby. Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of the company. Such forward-looking statements include, but are not limited to, statements relating to financial projections, including revenue and pro forma EPS projections; success of acquired businesses, including cost and revenue synergies; development and increased flow of new products; leveraging technology and personnel; advanced opportunities and efficiencies; opportunities for growth; expectations of prospective new standards, new delivery platforms, and new selling specialization and effectiveness; and corporate strategy and performance. A number of the matters discussed in this press release and presentation that are not historical or current facts deal with potential future circumstances and developments, including future research and development plans. The discussion of such matters is qualified by the inherent risks and uncertainties surrounding future expectations generally and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to: volatility of the financial markets; and the risks that are described from time to time in Life Technologies’ reports filed with the SEC. This press release and presentation speaks only as of its date, and the company disclaims any duty to update the information herein.

Non-GAAP Measurements

This press release includes certain financial information which constitutes “non-GAAP financial measures” as defined by the SEC. The GAAP measures which are most directly comparable to these measures, as well as a reconciliation of these measures with the most directly comparable GAAP measures, can be found at on the Investor Relations portion of the company’s website at www.lifetechnologies.com.

LIFE TECHNOLOGIES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

AND RECONCILIATION OF NON-GAAP ADJUSTMENTS(1)

(in thousands, except per share data)	For the three months ended September 30, 2011				For the three months ended September 30, 2010
(unaudited)
	GAAP	Adjustments		Non-GAAP	GAAP	Adjustments		Non-GAAP
Revenues	$928,198	$543	(2)	$928,741	$867,082	$1,568	(2)	$868,650
Cost of revenues	315,062	183	(3)	315,245	282,505	5,987	(3)	288,492
Purchased intangibles amortization	73,901	(73,901	)(4)	—	70,216	(70,216	)(4)	—

Gross profit	539,235	74,261		613,496	514,361	65,797		580,158

Gross margin	58.1%			66.1%	59.3%			66.8%
Operating expenses:
Selling, general and administrative	251,832	(1,172	)(5)	250,660	240,680	(2,033	)(5)	238,647
Research and development	103,856	(14,195	)(5)(12)	89,661	90,057	(756	)(5)	89,301
Business consolidation costs	23,126	(23,126	)(6)	—	17,714	(17,714	)(6)	—

Total operating expenses	378,814	(38,493)		340,321	348,451	(20,503)		327,948

Operating income	160,421	112,754		273,175	165,910	86,300		252,210
Operating margin	17.3%			29.4%	19.1%			29.0%
Interest income	919	—		919	1,136	—		1,136
Interest expense	(37,992)	6,572	(7)	(31,420)	(35,206)	8,474	(7)	(26,732)
Other income (expense), net	(3,039)	—		(3,039)	(4,270)	(405	)(8)	(4,675)

Total other income (expense), net	(40,112)	6,572		(33,540)	(38,340)	8,069		(30,271)

Income from operations before provision for income taxes	120,309	119,326		239,635	127,570	94,369		221,939
Income tax provision	(24,335)	(40,612	)(9)	(64,947)	(22,327)	(34,984	)(9)	(57,311)

Net income	95,974	78,714		174,688	105,243	59,385		164,628
Net loss attributable to non-controlling interests	297	(104	)(10)	193	297	(87	)(10)	210

Net income attributable to controlling interest	$96,271	$78,610		$174,881	$105,540	$59,298		$164,838
Effective tax rate	20.2%			27.1%	17.5%			25.8%
Add back interest expense for diluted earnings calculation, net of tax	650	(618	)(11)	32	38	—		38

Numerator for diluted earnings per share	$96,921	$77,992		$174,913	$105,578	$59,298		$164,876

Earnings per common share:
Basic earnings per share attributable to controlling interest	$0.54			$0.97	$0.57			$0.89

Diluted earnings per share attributable to controlling interest	$0.52			$0.94	$0.56			$0.87

Weighted average shares used in per share calculation:
Basic	179,859			179,859	184,196			184,196
Diluted	186,812			186,812	190,149			190,149

(1)

The Company reports Non-GAAP results, which excludes business consolidation costs, amortization of purchase accounting adjustments to deferred revenue, fair market value adjustments to contingent consideration liabilities, charges for inventory revaluation, amortization of acquired intangibles and depreciation of acquired property, plant, and equipment to provide a supplemental comparison of the results of operations. In addition, charges related to non-cash interest expense incurred as a result of the retrospective application of the bifurcation requirement between equity and debt prescribed by the Financial Accounting Standards Board Accounting Standards Codification, or ASC, Topic of Debt with Conversion and Other Options, charges associated with discontinued products, and the impact from the divestiture of our joint venture have been excluded from Non-GAAP results.

(2)

Adjust revenue related to credit usage on returns of a discontinued product of $0.1 million offset by the fair value amortization of purchased deferred revenue of $0.6 million for the three months ended September 30, 2011. Add back fair value amortization of purchased deferred revenue of $1.6 million for the three months ended September 30, 2010.

(3)

Adjust charges for a contingent consideration remeasurement of $0.2 million for the three months ended September 30, 2011 and add back noncash charges for purchase accounting inventory revaluations of $0.3 million and contingent consideration remeasurement gain of $6.3 million for the three months ended September 30, 2010.

(4)	Add back amortization of purchased intangibles.
(5)	Add back depreciation of purchase accounting property, plant, and equipment revaluations.
(6)	Add back business consolidation costs.
(7)

Add back charges related to non-cash interest expense as a result of the provision adopted in accordance with the ASC Topic of Debt with Conversion and Other Options of $5.1 million and $8.5 million for the three months ended September 30, 2011 and 2010, respectively. Adjust for imputed finance charge of $1.5 million associated with contingent consideration on business acquisitions for the three months ended September 30, 2011.

(8)	Adjust for gain on impaired security recovery of $0.4 million for the three months ended September 30, 2010.
(9)

Non-GAAP tax differs from GAAP tax expense primarily because certain acquisition related costs such as restructuring, amortization of acquired intangibles, depreciation of acquired property, plant, and equipment, and fair market value adjustments to contingent consideration liabilities associated with certain acquisitions, and charges associated with discontinued products. In addition, GAAP net income includes interest expense with related income tax benefits as a result of the provision adopted in accordance with the ASC Topic of Debt with Conversion and Other Options but excluded for Non-GAAP purposes. These deductions produce a GAAP only tax benefit which is added back for Non-GAAP presentation.

(10)

Add back noncash charges for purchase accounting inventory revaluations and depreciation of purchase accounting property, plant and equipment revaluations attributable to non-controlling interest, net of tax benefit.

(11)	Eliminate noncash interest charges from diluted earnings per share calculation, as the noncash interest is excluded from the calculation of Non-GAAP net income.
(12)	Add back contingent consideration fair value adjustment of $13.7 million for the three months ended September 30, 2011.

LIFE TECHNOLOGIES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

AND RECONCILIATION OF NON-GAAP ADJUSTMENTS(1)

(in thousands, except per share data)	For the nine months ended September 30, 2011				For the nine months ended September 30, 2010
(unaudited)
	GAAP	Adjustments		Non-GAAP	GAAP	Adjustments		Non-GAAP
Revenues	$2,765,227	$5,111	(2)	$2,770,338	$2,655,757	$5,445	(2)	$2,661,202
Cost of revenues	955,840	(539	)(3)	955,301	857,259	5,464	(3)	862,723
Purchased intangibles amortization	226,527	(226,527	)(4)	—	210,353	(210,353	)(4)	—

Gross profit	1,582,860	232,177		1,815,037	1,588,145	210,334		1,798,479

Gross margin	57.2%			65.5%	59.8%			67.6%
Operating expenses:
Selling, general and administrative	759,438	(4,912	)(5)	754,526	753,178	(5,896	)(5)	747,282
Research and development	287,723	(15,974	)(5)(14)	271,749	266,754	(2,088	)(5)	264,666
Purchased in-process research and development	—	—		—	1,650	(1,650	)(4)	—
Business consolidation costs	56,468	(56,468	)(6)	—	66,426	(66,426	)(6)	—

Total operating expenses	1,103,629	(77,354)		1,026,275	1,088,008	(76,060)		1,011,948

Operating income	479,231	309,531		788,762	500,137	286,394		786,531
Operating margin	17.3%			28.5%	18.8%			29.6%
Interest income	2,960	—		2,960	3,588	—		3,588
Interest expense	(123,911)	24,130	(7)	(99,781)	(116,033)	30,965	(7)	(85,068)
Loss on early retirement of debt	—	—		—	(54,185)	54,185	(8)	—
Gain on divestiture of equity investments	—	—		—	37,260	(37,260	)(9)	—
Other income (expense), net	(7,980)	—		(7,980)	(6,248)	6,058	(10)	(190)

Total other income (expense), net	(128,931)	24,130		(104,801)	(135,618)	53,948		(81,670)

Income from operations before provision for income taxes	350,300	333,661		683,961	364,519	340,342		704,861
Income tax provision	(65,534)	(122,610	)(11)	(188,144)	(57,229)	(143,528	)(11)	(200,757)

Net income	284,766	211,051		495,817	307,290	196,814		504,104
Net loss attributable to non-controlling interests	658	(308	)(12)	350	324	(192	)(12)	132

Net income attributable to controlling interest	$285,424	$210,743		$496,167	$307,614	$196,622		$504,236

Effective tax rate	18.7%			27.5%	15.7%			28.5%
Add back interest expense for diluted earnings calculation, net of tax	716	(618	)(13)	98	139	—		139

Numerator for diluted earnings per share	$286,140	$210,125		$496,265	$307,753	$196,622		$504,375

Earnings per common share:
Basic earnings per share attributable to controlling interest	$1.59			$2.76	$1.69			$2.76

Diluted earnings per share attributable to controlling interest	$1.54			$2.67	$1.62			$2.65

Weighted average shares used in per share calculation:
Basic	179,751			179,751	182,516			182,516
Diluted	185,946			185,946	190,356			190,356

(1)

The Company reports Non-GAAP results, which excludes business consolidation costs, amortization of purchase accounting adjustments to deferred revenue, fair market value adjustments to contingent consideration liabilities, charges for inventory revaluation, amortization of acquired intangibles and depreciation of acquired property, plant, and equipment to provide a supplemental comparison of the results of operations. In addition, charges related to non-cash interest expense incurred as a result of the retrospective application of the bifurcation requirement between equity and debt prescribed by the Financial Accounting Standards Board Accounting Standards Codification, or ASC, Topic of Debt with Conversion and Other Options, costs associated with the early termination of outstanding indebtedness, charges associated with discontinued products and the impact from the divestiture of our joint venture have been excluded from Non-GAAP results.

(2)

Add back revenue related to returns of a discontinued product of $2.7 million and fair value amortization of purchased deferred revenue of $2.4 million for the nine months ended September 30, 2011. Add back fair value amortization of purchased deferred revenue of $5.4 million for the nine months ended September 30, 2010.

(3)

Add back charges for inventory reserves related to a discontinued product of $2.1 million and $0.5 million of purchase accounting related cost of revenue revaluation, offset by contingent consideration revaluation of $2.1 million for the nine months ended September 30, 2011. Add back noncash charges for purchase accounting inventory revaluations of $0.8 million and adjust contingent consideration remeasurement gain of $6.3 million for the nine months ended September 30, 2010.

(4)	Add back amortization of purchased intangibles and write off of purchased in-process research and development.
(5)	Add back depreciation of purchase accounting property, plant, and equipment revaluations.
(6)	Add back business consolidation costs.
(7)

Add back charges related to non-cash interest expense as a result of the provision adopted in accordance with the ASC Topic of Debt with Conversion and Other Options of $19.5 million and $31.0 million for the nine months ended September 30, 2011 and 2010, respectively. Adjust for imputed finance charge of $4.6 million associated with contingent consideration on business acquisitions for the nine months ended September 30, 2011.

(8)	Add back loss on early retirement of debt.
(9)	Adjust for gain on divestiture of equity investments.
(10)

Adjust for gain on impaired security recovery of $7.1 million and gain on foreign currency related to joint venture divestiture of $1.0 million offset by loss on discontinuance of cash flow hedge of $12.9 million and joint venture purchase accounting adjustment of $1.2 million for the nine months ended September 30, 2010.

(11)

Non-GAAP tax differs from GAAP tax expense primarily because certain acquisition related costs such as restructuring, amortization of acquired intangibles, depreciation of acquired property, plant, and equipment, and fair market value adjustments to contingent consideration liabilities associated with certain acquisitions and charges associated with discontinued products. In addition, GAAP net income includes interest expense with related income tax benefits as a result of the provision adopted in accordance with the ASC Topic of Debt with Conversion and Other Options but excluded for Non-GAAP purposes. These deductions produce a GAAP only tax benefit which is added back for Non-GAAP presentation.

(12)

Add back noncash charges for purchase accounting inventory revaluations and depreciation of purchase accounting property, plant and equipment revaluations attributable to non-controlling interest, net of tax benefit.

(13)	Eliminate noncash interest charges from diluted earnings per share calculation, as the noncash interest is excluded from the calculation of Non-GAAP net income.
(14)	Add back contingent consideration fair value adjustment of $13.7 million for the nine months ended September 30, 2011.

LIFE TECHNOLOGIES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the nine months ended September 30,
(in thousands)(unaudited)	2011	2010
Net income	$284,766	$307,290
Add back amortization and share-based compensation	289,912	281,228
Add back depreciation	90,988	91,965
Balance sheet changes	(153,355)	(113,929)
Other noncash adjustments	(19,104)	(52,036)

Net cash provided by operating activities	493,207	514,518
Capital expenditures	(65,779)	(83,215)

Free cash flow	427,428	431,303
Net cash provided by (used in) investing activities	(48,645)	244,597
Net cash used in financing activities	(601,228)	(774,688)
Effect of exchange rate changes on cash	3,092	5,103

Net increase (decrease) in cash and cash equivalents	$(219,353)	$(93,685)

LIFE TECHNOLOGIES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2011	December 31, 2010
(in thousands)	(unaudited)
ASSETS
Current assets:
Cash and short-term investments	$635,938	$854,801
Trade accounts receivable, net of allowance for doubtful accounts	634,372	587,456
Inventories	393,775	323,318
Prepaid expenses and other current assets	189,017	280,950

Total current assets	1,853,102	2,046,525
Long-term assets	7,193,391	7,439,674

Total assets	$9,046,493	$9,486,199

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$445,732	$347,749
Accounts payable, accrued expenses and other current liabilities	$958,712	798,636

Total current liabilities	1,404,444	1,146,385
Long-term debt	2,298,072	2,727,624
Other long-term liabilities	767,579	1,174,161
Stockholders’ equity	4,576,398	4,438,029

Total liabilities and stockholders’ equity	$9,046,493	$9,486,199